Exhibit 99.2

FOR IMMEDIATE RELEASE

Safeway Completes Sale of Property Development Center Assets

to Terramar Retail Centers

Safeway Stockholders to Receive An Estimated Cash Payment for PDC of Approximately

$2.45 per Share in Connection with the Pending Merger Between Safeway and Albertsons

PLEASANTON, CA— December 23, 2014 — Safeway Inc. (NYSE: SWY) today announced that it has completed the sale of the shopping center and real estate development assets owned by its wholly-owned subsidiary, Property Development Centers, LLC (“PDC”), to Terramar Retail Centers, LLC (“Terramar”). Terramar has acquired the PDC assets, and has assumed certain liabilities, for a purchase price of approximately $830 million, subject to adjustment for customary prorations, an escrow holdback and other adjustments. The estimated total cash payment to Safeway stockholders for PDC is $2.45 per share, of which $2.38 is estimated to be paid at the closing of the pending merger between Safeway and Albertsons (the “Merger”).

Safeway stockholders will also receive a contingent value right (“CVR”) at the closing of the Merger relating to any additional net cash proceeds from the sale of PDC, including any amounts released from escrow, any additional payments from Terramar and any holdback amounts not spent for potential contingent liabilities. Safeway currently estimates these amounts to total approximately $29 million, or approximately $18 million net of tax, which, if paid, would represent approximately $0.07 per share. Safeway currently estimates that any amounts paid with respect to this additional distribution would be made within approximately one year. Actual payments in respect of the PDC CVR could vary from this amount and there can be no assurance as to the timing or amount of any payments.

Safeway undertook the sale of PDC in connection with the Merger, which was announced on March 6, 2014, and is expected to close in January 2015. Safeway currently estimates that, in addition to the $32.50 cash per share to be paid at the closing of the Merger, stockholders will receive, as additional merger consideration, a cash payment of $2.38 per share from the initial net proceeds of the PDC sale, as well as the PDC CVR and a second CVR relating to Safeway’s 49% interest in Mexico-based food and general merchandise retailer Casa Ley, S.A. de C.V. Both CVRs will be non-transferable and non-tradable. Safeway intends to include the fair market value of the CVRs at the time of the Merger in the Merger consideration for tax reporting purposes. In addition, on April 15, 2014, Safeway stockholders received a distribution of stock in Safeway’s former Blackhawk Network Holdings (NASDAQ: HAWKB) subsidiary valued at $4.02 per Safeway share at the time of the distribution.

About PDC

PDC was formed by Safeway in 2008 to develop retail shopping centers. Most PDC shopping centers have Safeway as one of their primary anchor tenants. PDC’s assets consisted of 11 completed retail shopping centers, nine retail shopping centers under construction and five projects in the due diligence and entitlement phases. The centers and projects are located predominantly in California and Hawaii.

About Safeway

Safeway Inc., which operates Safeway, Vons, Pavilions, Randalls, Tom Thumb, and Carrs stores, is a Fortune 100 company and one of the largest food and drug retailers in the United States with sales of $35.1 billion in 2013. The company operates 1,326 stores in 20 states and the District of Columbia, 13 distribution centers and 19 manufacturing plants, and employs approximately 138,000 employees. The company’s common stock is currently traded on the New York Stock Exchange (NYSE) under the symbol SWY. The company will be delisted from the NYSE upon closing of the Merger. For more information, please visit www.Safeway.com.

Investor contact:

Christiane Pelz 925-467-3832

Media contact:

Brian Dowling 925-467-3787

This press release contains certain “forward-looking” statements as that term is defined by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are indicated by words such as “expects,” “will,” “plans,” “intends,” “committed to,” “estimates” and “is.” No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither Safeway nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond Safeway’s control. These factors include: failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals; failure to consummate or delay in consummating the Merger for other reasons; and changes in laws or regulations; and changes in general economic conditions. There can be no assurance as to the ability to use proceeds as described in this press release or that any payments will be made with respect to the deferred consideration in the sale of PDC’s assets or the monetization of Safeway’s interest in Casa Ley, including with respect to the CVRs after the closing of the Merger. The right to receive any future payments with respect to the sale of PDC or Casa Ley, including with respect to the CVRs after the closing of the Merger, will be contingent on a number of factors, including the amount of indemnities paid from the holdback, the amount and timing of other contingent payments with respect to the PDC sale, other deductions and holdbacks affecting the calculation of the net proceeds from the PDC sale that are distributable to stockholders and the timing and amount of net proceeds realized with respect to Casa Ley. If Safeway does not receive any deferred consideration for the sale of PDC’s assets, no future payment will be made to Safeway stockholders with respect to PDC. Safeway undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information please refer to Safeway’s most recent Form 10-K, 10-Q and 8-K reports filed with the SEC.